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                                                                      EXHIBIT 8D

                               SERVICE AGREEMENT

     Agreement made as of January 17, 1992, by MetLife Portfolios, Inc. (the "Corporation") on behalf of its series, as listed in Appendix I ("Fund" or "Funds") (as the same may be amended to add or delete one or more investment companies or series), Metropolitan Life Insurance Company ("MetLife") and MetLife-State Street Investment Services, Inc. ("MLSSISI");

     WHEREAS, MLSSISI is the Investment Manager for the Funds of the Corporation and as such is obligated to perform certain services for, and to provide certain facilities and personnel for, the Corporation and its Funds;

     WHEREAS, MetLife is willing to furnish certain of these services, facilities and personnel to the Corporation and the series thereof on behalf of MLSSISI, upon the terms and subject to the conditions set forth herein;

     In consideration of the mutual promises and covenants set forth, the parties agree as follows:


1. MetLife will perform such services and will provide such facilities and personnel as MLSSISI may from time to time request in connection with MLSSISI's obligations under the Investment Management Agreement between the Corporation and MLSSISI dated January ,1992; provided however, that MetLife will not perform any services hereunder that could constitute providing investment advisory services for the Corporation.










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2.   MLSSISI agrees to compensate MetLife for MetLife's actual costs incurred in furnishing these services, facilities and personnel.

3.   Term. This Agreement may be terminated at any time on not less than sixty
     -----
(60) days written notice given by any party to the others.

4.   Duty of Care and Indemnification. MetLife will at all times use reasonable
     ---------------------------------
care and act in good faith in performing services hereunder. MetLife will not be liable or responsible for delays or errors owing to circumstances beyond its control, including, without limitations, acts of civil or military authority, national or state emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation, communication or power supply.

     MLSSISI will indemnify MetLife against and hold MetLife harmless from any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses) in respect of any claim, demand, action or suit not resulting from MetLife's bad faith or negligence and arising out of, or in connection with, its performance of services under this Agreement.

     MetLife shall also be indemnified and held harmless by MLSSISI against any loss, claim, damage, liability and expense (including reasonable counsel fees and expenses) by reason of any act done by it in good faith and in reliance upon instrument believed by it (a) to be genuine and (b) to be signed, countersigned or executed by any person or persons authorized to sign, countersign, or execute such instrument.








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5.   Miscellaneous. In the event that the Corporation establishes one or more
     --------------
new Funds, in addition to the Funds named in Appendix I, which the Corporation desires to have included in this Agreement, the Corporation shall provide written notice to MLSSISI and MetLife and if MLSSISI provides written consent to include such new Fund, such new Fund shall become covered hereunder.

     This Agreement may not be assigned by any party without the express written consent of the other parties.

     This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

     IN WITNESS hereto, the parties have executed this Agreement as of the date first set forth above.








                             METLIFE PORTFOLIOS, INC.

                        By:   /s/ Jeffrey J. Hodgman
                              ----------------------
                        Title:

                   METLIFE - STATE STREET INVESTMENT SERVICES, INC.

                   By:  /s/ George Trotta
                       -----------------------------
                   Title:


                   METROPOLITAN LIFE INSURANCE COMPANY

                   By:  /s/ Richard M. Blackwell
                       -----------------------------
                   Title:

                                  APPENDIX I

MetLife International Equity Fund
MetLife International Fixed Income Fund